For Immediate Release
Contact: Therese Fergo
(301) 608-9292
Email: Therese@unither.com

FDA ADVISORY COMMITTEE RECOMMENDS APPROVAL OF REMODULIN FOR
PULMONARY ARTERIAL HYPERTENSION

SILVER SPRING, Maryland, August 9, 2001 —United Therapeutics (Nasdaq: UTHR) announced today that the Cardiovascular and Renal Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) recommended approval of Remodulin (treprostinil sodium) Injection for the treatment of pulmonary arterial hypertension by a vote of 6 to 3. The Advisory Committee’s recommendation will be considered by the FDA in making its final market approval decision.

“We are very pleased that the Advisory Committee recommended approval of Remodulin,” said Roger Jeffs, Ph.D., President and Chief Operating Officer of United Therapeutics. “We refiled the Remodulin New Drug Application this afternoon and we look forward to working with the Agency in the coming weeks to finalize the labeling.”

Data was presented to the Advisory Committee by Stuart Rich, M.D., Professor of Medicine and Director, Rush Heart Institute Center for Pulmonary Heart Disease at Rush Presbyterian-St. Luke’s Medical Center, and Robyn Barst, M.D., Professor of Pediatric Cardiology and Director, Pulmonary Hypertension Center, of Columbia Presbyterian Medical Center. Drs. Rich and Barst were members of the steering committee for the Remodulin trials and are leading U.S. experts in the highly-specialized field of pulmonary hypertension.

Over 500 pulmonary arterial hypertension patients worldwide continue to use Remodulin in open label studies sponsored by United Therapeutics. Remodulin is administered subcutaneously via an infusion device developed by MiniMed, Inc. (Nasdaq: MNMD). In anticipation of final FDA approval of Remodulin, United Therapeutics entered into drug distribution partnerships in the United States with two companies: Priority Healthcare Corporation (Nasdaq: PHCC) and Gentiva Health Services, Inc. (Nasdaq: GTIV). United Therapeutics has also formed Remodulin distribution partnerships in Europe, Canada, Australia, South America and Israel. United Therapeutics also has a marketing application under review in France and expects action toward the end of this year. Additional international filings will occur upon approval in the U.S. and France.

United Therapeutics is a biotechnology company focused on combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products. United Therapeutics is a member of the Russell 3000 Index and is included in the iShares Nasdaq Biotechnology Index Fund (IBB).

Any statements made in this press release about regulatory approvals and approval timing and drug commercialization are forward-looking statements subject to risks and uncertainties such as those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2000, the subsequent report filed on Form 10-Q for the quarter ended March 31, 2001, and the prospectus on Form S-3 filed in June 2001. Actual results may differ materially from anticipated results.

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